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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Presidio Holding Company LLC
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   (Last)               (First)                 (Middle)

299 Park Avenue
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                                    (Street)

New York,                 NY                    10171
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


07/18/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Presidio Capital Corp.
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

    X  Form filed by One Reporting Person
   ___ Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)

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

Class A Common Shares par value          $5,555,586*                   D
US$.01 per share
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*  PHC acquired 4,553,380 Class A Shares on July 18, 1997 and 1,000,206 Class A
   Shares on July 22, 1997.
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                    5. Owner-
                                                    3. Title and Amount of Securities                  ship
                                                       Underlying Derivative Security                  Form of
                         2. Date Exercisable           (Instr. 4)                                      Derivative
                            and Expiration Date     --------------------------------- 4. Conver-       Security:
                            (Month/Day/Year)                            Amount           sion or       Direct     6. Nature of
                         ----------------------                         or               Exercise      (D) or        Indirect
                         Date       Expira-                             Number           Price of      Indirect      Beneficial
1. Title of Security     Exer-      tion                                of               Derivative    (I)           Ownership
   (Instr. 4)            cisable    Date            Title               Shares           Security      (Instr.5)     (Instr.5)
-----------------------------------------------------------------------------------------------------------------------------


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
Explanation of Responses:


/s/ David King                                             July 28, 1997
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.